Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) between GEOVIC MINING CORP. (“Company”) and DAVID C. BELING (“Executive”) is effective on 01 January 2008 and remains in effect through the Term of this Agreement (as hereinafter defined). The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a publicly-listed mining company incorporated in Delaware and headquartered in Colorado, whose shares are publicly traded on the Toronto Stock Exchange (TSX);

B.

The Company through various subsidiary entities is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Geovic, Ltd., a private corporation incorporated in the Cayman Islands and its majority-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), a private corporation incorporated in Cameroon in developing a cobalt-nickel-manganese mining project (“Project”) in the Republic of Cameroon;

C.	The Company has no full time employees, as all its officers are employees of Geovic, Ltd. which also is the employer of all other persons involved in the Company’s business.

D.

The Executive is experienced, qualified and specializes in the evaluation, engineering, development, financing, construction, start-up and operation of mines and process plants and provides executive and hands-on management expertise to companies while adding substantial value during all phases of project and corporate development, and the Executive has been an executive officer of the Company since December 2006;

E.

The Executive and Geovic, Ltd. were Parties to a Financial Services Agreement dated 18 April 2003 that has expired, a Consulting Agreement dated 10 June 2003 that expired on 31 December 2003 and various full-time employment agreements that have been or are in effect until the execution of this Agreement; and

F.

The Company desires to retain the Executive now as an Executive Officer of the Company and of Geovic Ltd., and as a full-time employee of Geovic, Ltd. and Executive desires to continue his work in such capacities all pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	Appointment, Duties and Term of Employment.

1.1

Job Description. Geovic, Ltd., now the Company’s 100%-owned subsidiary initially employed the Executive as Senior Vice President of Operations, and effective 14 June 2005 as Executive Vice President and Chief Operating Officer (COO) of Geovic Ltd., and has served as COO of the Company since December 2006. Executive has performed the job functions of the COO in an admirable and effective manner and is expected to continue to perform his duties and provide the services (“Services”) to the Company and Geovic, Ltd as more specifically outlined in Schedule I. The Executive also agrees to serve as an officer of the Company’s other wholly-owned subsidiaries, Geovic Energy Corp. and Pawnee Drilling, LLC, as requested.

1.2

Appointment as Officer. At or prior to approval of this Agreement by the Board of Directors of the Company (“Board”), the Executive shall be appointed as Executive Vice President and Chief Operating Officer of the Company and shall be appointed a full-time employee and the Chief Operating Officer of Geovic Ltd. and shall perform all such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Chief Executive Officer (CEO) or the Board.

1.3

Term. The Executive shall be employed in all such capacities for an employment term (“Term”) which shall be deemed to have commenced as of 01 January 2008 and ending on 31 December 2009 subject to all the covenants and conditions hereinafter set forth, except that, commencing 01 January 2008, the Term of this Agreement shall be deemed automatically renewed for rolling two-year periods, whereby the Term is twenty four (24) months on a continuing basis.

1.4

The Executive shall report to the Chief Executive Officer (“CEO” or “Contact Person”) on most matters and to the Board on certain special matters if so requested. The Executive shall keep the CEO and Board well informed regarding the business and operations of the Company and its subsidiaries and other Company matters and shall promptly respond to any reasonable requests by the CEO and Board in this regard. Executive shall also provide Services and assist the Company in reaching well-reasoned decisions and implementing those decisions regarding GeoCam and the Project, particularly those dealing with operating matters of the subsidiary and relations with its shareholders.

1.5

The Executive shall not be engaged directly or indirectly in any other business activity or previously have contracted to perform such activity at a future date which would prevent the performance of the obligations hereunder.

	1.6	The Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s Code of Business Conduct and Ethics.

1.7

The Executive shall be an officer of the Company and a full-time employee of Geovic, Ltd. with the authority, autonomy and responsibility customary for an Executive Vice President and COO. The Executive shall provide his Services exclusively to the Company and its subsidiaries, except that he may perform as an Outside Director on the Boards of no more than two other companies. Such outside directorships shall conform to Company’s priorities and place no unnecessary burden upon the Company or the Executive. During the Term of this Agreement, the Executive agrees to serve, if elected, as a director of the Company or Geovic, Ltd. or as an officer or director of any other subsidiary or affiliate of the Company.

2.	Consideration and expenses.

2.1

During the Term of this Agreement, in consideration of the Executive’s Services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof and as a full-time employee of Geovic, Ltd., the Company shall pay the Executive according to the attached Schedule II payable monthly in arrears on the last working day of each month or as otherwise stipulated in Schedule II.

All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

	2.2	The Company or Geovic, Ltd. shall pay or reimburse to the Executive:

2.2.1

All costs reasonably and properly expended by him on behalf of the Company for performance of Services, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.2.2

During the Term of this Agreement, the Executive shall be entitled to participate in employee benefit plans or programs, if any, to the extent that Executive is eligible to participate in such plans or programs;

		2.2.3	During the Term of this Agreement, Executive shall be entitled to participate in the Company’s Employee Stock Option Plan and the Company’s Annual bonus Program for Executives, subject to recommendations of the Compensation Committee and approval by the Company’s Board,

2.2.4

Until such time as the Company may adopt a medical plan, the Company shall reimburse the Executive’s medical insurance in an amount not to exceed $700/month, and once such a plan is adopted, Executive shall be entitled to full family coverage, as applicable, under the plan; and

2.2.5

Expenses for Executive’s personal vehicle use shall be at a rate which is the greater of $0.465 per mile or the prevailing IRS mileage rate, but shall exclude the mileage associated with daily commuting.

Such payments or reimbursements shall be made within 7 days of a request for reimbursement by the Executive together with provision by the Executive of such additional evidence and information as the Company or Geovic Ltd. shall reasonably require.

2.3

The Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term, subject to the dates being previously agreed by the CEO. Executive shall not be entitled to additional compensation if he fails to use this vacation, provided that with written approval of the CEO, up to two (2) weeks of annual vacation may be carried over to a succeeding year. The Executive shall also be entitled to take paid holidays in accordance with standard Company or Geovic Ltd. policy.

2.4

Executive shall accrue one (1) day of sick leave time per pay period, up to a maximum of 20 days, to be used only in connection with illness or medical conditions which interfere with providing Services.

3.	Termination.

	3.1	Either Party may terminate this Agreement and Executive’s employment with the Company by providing written notice to the other Party at least forty-five (45) days prior to the termination date.

3.2

The Company may terminate this Agreement and Executive’s employment with Geovic Ltd. without obligation to Executive by providing written notice to Executive at any time upon the occurrence of any one or more of the following events:

		3.2.1	Executive’s breach of any material obligation owed the Company in this Agreement;

		3.2.2	Executive’s neglect of duties to be performed under this Agreement;

	3.2.3	Executive’s failure or refusal to follow lawful directions given by CEO or the Board;

3.2.4

Executive’s dishonest conduct or conduct that has damaged or will likely damage the reputation of the Company, or conduct which is clearly contrary to the Company’s Code of Business Conduct and Ethics;

	3.2.5	Executive being convicted of a felony;

	3.2.6	Executive engaging in any act of moral turpitude;

	3.2.7	Death of Executive; or

	3.2.8	Executive becoming permanently disabled for a period of six (6) consecutive months from performing the duties of his employment.

3.3

Anything contained in Section 3.2 to the contrary notwithstanding, the Company shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.2.1, 3.2.2 or 3.2.3 unless the Company shall have first given the Executive twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Executive shall have failed to cure such grounds for termination within the twenty-one (21) day period.

3.4	Executive may terminate this Agreement and Executive’s employment by the Company by providing written notice to the Company at any time upon the occurrence of any one or more of the following events:

	3.4.1	The Company’s breach of any material obligation owed the Executive in this Agreement;

	3.4.2	The Company requiring Executive to perform illegal activities;

	3.4.3	Bankruptcy of the Company;

	3.4.4	Inability of Executive to substantially perform his essential duties under this Agreement because of a disability; or

3.4.5

In the event of merger, consolidation, divestiture, takeover, significant sale, change in control or any similar business circumstance with Company or its subsidiaries which result within 12 months of the change in control in either (i) a termination or threatened termination of Executive’s employment or a reduction in compensation to be paid to Executive, or (ii) a significant change in the duties of Executive reasonably deemed unacceptable by Executive.

The term “change in control” shall mean either: (1) any one Person (or group of affiliated persons) holds a sufficient number of Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, or (2) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of the Voting Shares of the Company or Resulting Issuer to affect materially the control of the Company or Resulting Issuer, where such Person or combination of Persons did not previously hold a sufficient number of Voting Shares to affect materially the control of the Company or Resulting Issuer. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the Voting Shares of the Company is deemed to materially affect the control of the Company or Resulting Issuer. Capitalized terms in this change in control paragraph have the same meaning as used in the TSX Corporate Finance Manual.

3.5

Anything contained in Section 3.4 to the contrary notwithstanding, the Executive shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.4.1 or 3.4.2 unless the Executive shall have first given the Company twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Company shall have failed to cure such grounds for termination within the twenty-one (21) day period.

4.	Severance.

4.1

Within ninety (90) days of this Agreement and Executive’s employment being terminated by the Company pursuant to Section 3.1 or Section 3.2.8 or by the Executive pursuant to Section 3.4.1, 3.4.2, 3.4.4 or 3.4.5, the Company shall pay Executive a lump sum severance of two (2) years of the minimum base salary pursuant to Schedule II, section 1 commencing on the effective date of the termination, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated, and the Executive shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that he then holds and/or any restrictions with respect to restricted shares of the Company’s capital stock that he then holds shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority.

4.2

Within ninety (90) days of this Agreement and Executive’s employment being terminated by the Company pursuant to Section 3.2(7) (Death of Executive during the Term), the Company shall pay the trustee named in Executive’s last will and testament, if any, and if none, then the Executive’s estate, a lump sum severance of two (2) years of the minimum base salary pursuant to Schedule II, Section 1 commencing on the date of death, plus any annual bonus to which Executive would have been entitled had the Agreement not been terminated and Executive’s trustee named in Executive’s last will and testament, if any, and if none, then Executive’s estate, shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that the Executive held at the time of his death and/or any restrictions with respect to restricted shares of the Company’s capital stock the Executive held at the time of his death shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority or pooling restrictions entered into by the Company.

These Sections 4.1 and 4.2 and other Sections of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. Otherwise the Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

5.	Confidentiality.

5.1

In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Ltd., GeoCam and any other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Executive and all documents, computer files or other records prepared by the Executive which contain or are based on any such information or data, together with all confidential information and data concerning the business of the Group, and information to the Group that is furnished by a third party and deemed confidential and that was furnished by the third party after assurance of confidential treatment.

5.2

The Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3

The Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, and as may be required or beneficial in the performance of the Services herein.

	5.4	The provisions of Sections 5.2 and 5.3 shall not apply to Information:

		5.4.1	which at the time of disclosure is available to the public generally;

		5.4.2	which after disclosure becomes available to the public generally, other than by reason of a breach by the Executive of his obligations under this Agreement; or

		5.4.3	subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5

The obligations in Sections 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement, and for such longer term as may reasonably be required to maintain the confidentiality of Information material to the Group’s business.

6.	Company property.

	6.1	The products and results of the Services shall be the exclusive property of the Company.

6.2

On the expiration or termination of the Term of this Agreement (for whatever reason and howsoever caused) the Executive shall promptly deliver to the Company all copies of all Information in the possession or under the control of Executive and all other property belonging to the Company which may be in possession or under his control.

7.	Taxes.

Federal and state taxes will be withheld by the company from Executive’s monthly salary and cash bonuses, if any, and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law. For all purposes under this Agreement, Executive is a resident of the State of Colorado.

8.	Evacuation.

The Company shall make all available efforts to ensure the release, evacuation and/or medical care of the Executive and/or members of his family if the Executive and/or members of his family are kidnapped, held hostage, require emergency medical evacuation or are caught up in any kind of civil unrest or violence during Executive’s performance of Services to the Company.

9.	Notices.

9.1

Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this Section, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this Section.

The details of each Party at the date of this Agreement are:

To the Company:	Geovic Mining Corp. 743 Horizon Court, Suite 300A Grand Junction, CO 81506 USA Facsimile: 970 256 9241 Attention: The Secretary
To the Executive:	DAVID C. BELING 743 Horizon Court, Suite 300A Grand Junction, CO 81506 USA Facsimile: 970 256 9241

	9.2	A notice shall take effect from the time it is deemed to be received as follows:

		9.2.1	in case of a notice delivered to the addressee in person, upon delivery;

		9.2.2	in the case of a notice left at the address of the addressee, upon delivery at that address;

		9.2.3	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

10.	Governing law and venue.

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States and venue for any action relating to or arising out of this Agreement shall only be proper in Mesa County, Colorado, USA.

11.	No waiver.

The failure of any party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

12.	Rights, obligations and assignment.

The rights and obligations of the Company and Geovic, Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

13.	Severability.

If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

14.	Captions.

The captions inserted in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, or any provision hereof, nor in any way affect the interpretation of this Agreement.

15.	Entire Agreement.

This Agreement and the schedules hereto embody the entire understanding between the parties hereto pertaining to the subject matter hereto and supersedes all prior agreements and understandings of the parties in connection therewith.

IN WITNESS whereof the Parties hereto have executed the Agreement this  15 day of May 2008, effective as of 01 January 2008.

Signed  /s/ John E. Sherborne
John E. Sherborne, for and on behalf of
GEOVIC MINING CORP.

Signed  /s/ John E. Sherborne
John E. Sherborne, for and on behalf of
GEOVIC LTD.

Signed  /s/ David C. Beling
DAVID C. BELING, Executive

SCHEDULE I
THE SERVICES

Services to be provided by the Executive include:

1.

In accordance with the directives of the Chief Executive Officer or the Board, Executive shall have such duties, responsibilities and authority as are customarily required of and given to the Chief Operating Officer to develop and guide the operational objectives of the Company and Geovic, Ltd., and the Company’s other subsidiaries and affiliates and assume overall operations-related authorities and responsibilities, including but not limited to: establishment of operational priorities; engaging, hiring, managing and directing operations and development employees, consultants and contractors; advancing Company finance development; and overseeing and assuring that the performance of all such activities are conducted under global corporate governance standards and all laws of appropriate jurisdiction.

2.

Lead and manage all development, construction and operational aspects of the Cameroon Project within the context of directives, approvals and authorities granted by the GeoCam Board of Directors including: directing the completion of the independent final feasibility study on time and within budget; sourcing and direction of the completion of final engineering and design for mine, plant and infrastructure facilities; lead the team that will negotiate the purchase of Project equipment, material, services and supplies; lead the placement of the Project into sustained, profitable production; and oversee Project operations.

3.	Actively participate in arranging, negotiating and closing debt and public or private equity financings.

4.

Actively participate in the review of documents and reports required to be filed by the Company with any Securities Exchange or securities regulatory authority, including the U.S. Securities and Exchange Commission.

5.

Participate in public and investor relations activities and advocate and promote the attributes and value of the Company and its subsidiaries and affiliates to public, financial and technical communities. Present information or respond to government authorities and other parties on an as-needed basis.

6.	Provide all services listed above on an as-needed basis to the Company’s subsidiaries and affiliates.

7.

Participate frequently and make presentations at Board meetings and provide any other executive, management, administrative, financial and business service which are believed by the CEO or the Board to be in the best interest of the Company, its subsidiaries, business interests and shareholders.

SCHEDULE II
COMPENSATION

1.

In accordance with Section 2.1 of this Agreement, the Executive shall be paid a salary of US$240,000 per year effective 01 January 2008. The Executive's performance and compensation package shall be reviewed annually by the CEO and by the Compensation Committee of the Board.

2.

Executive has received, upon approval by the Compensation Committee of the Board of Directors and the Board, an initial grant of options to purchase up to 250,000 Option Shares in accordance with the Company’s Amended and Restated Stock Option Plan and shall receive subsequent annual grants of Options in accordance with option compensation arrangements established by the Compensation Committee and the Board of Directors of the Company during the Term of this Agreement to be completed in compliance with regulations of the appropriate regulatory authorities.

The options shall have such terms as are determined by the Board in accordance with the Amended and Restated Stock Option Plan. In the event that options held by Executive become vested in full for any of the reasons described in Section 4.1, all options then held by Executive shall be deemed automatically at that time to be non- qualified options and not Incentive Stock Options under the Amended and Restated Stock Option Plan and may be exercised at any time during the original term of the option.

3.

Executive shall be eligible to receive an annual cash incentive bonus in an amount up to thirty percent (30%) of Executive’s annual salary, pursuant to an appraisal of Executive’s performance as outstanding by the CEO and the Compensation Committee. If the Board puts into place a restricted stock or deferred share plan, the Executive shall have the option to receive any such bonus awarded as deferred compensation.

Effective January 1, 2010 Mr. David C. Beling 3682 Ridge Drive Grand Junction CO 81506

Dear Dave:

This letter states the modifications that we have agreed upon in your employment agreement that was effective as of January 1, 2008.

FOR CONSIDERATION, the receipt and sufficiency of which we mutually acknowledge, we agree as follows

1.    As of January 1, 2010, your annual base salary is: $ 246,000.00.

2.    Upon any severance for death under Section 4.1 of your employment agreement, your survivors or your estate will be entitled only to receive an amount or amounts received by the Company under life insurance on your life held by the Company (totaling $492,000.00 face amount as of the date hereof), and not an amount equal to two years' base salary in effect at date of death plus bonus for that year (which would be the amount under your present employment agreement). If your salary increases in future years, it is not expected that the amount of life insurance will increase.

3.    Upon any disability for which you would be entitled to payments under Section 4.2 of your employment agreement, you would be entitled to receive an amount or amounts received by the company under disability insurance on you held by the Company (totaling $246,000.00 face amount as of the date hereof) in lieu of an amount equal to two base salary at date of death plus bonus for current year. If your salary increases in future years, it is not expected that the amount of life insurance will increase.

All other terms and conditions of your employment agreement remain in full force and effect, subject to minor modifications that we may mutually agree upon from time to time to reflect changing conditions in the Company or its business.

Please sign below to indicate your agreement to the above modifications.

Sincerely, Geovic Mining Corp.

By: /s/ John E. Sherborne John E. Sherborne CEO, President

/s/ David C. Beling David C. Beling